Consent of Independent Accountants

We consent to the incorporation by reference in the Prospectus and inclusion in the Statement of Additional Information constituting parts of Pre-Effective Amendment No. 1 to the Registration Statement of Neuberger Berman Equity Series ("the Trust"): Neuberger Berman Socially Responsive Assets ("the Fund") on Form N-1A (File No. 333-66137) of our report dated December 28, 1998, on our audit of the statement of assets and liabilities and statement of operation of the Fund, as of and for the period ending December 24, 1998. We also consent to the use of our opinion dated October 9, 1998, which is incorporated by reference in this Statement of Additional Information, for Neuberger & Berman Socially Responsive Portfolio, a series of Equity Managers Trust, for the year ended August 31, 1998.

We also consent to the references to our firm under the caption "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Boston, Massachusetts
December 29, 1998